EXHIBIT 99.1

NEWS RELEASE
For Release: Monday, July 25, 2016, 3:05 p.m. Central Time	Contact: Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS SECOND QUARTER RESULTS

-	Revenue increased 10% to $41.2 million, in the top half of guidance range
-	Adjusted EPS of $0.33, with corresponding GAAP EPS of $0.31, at the top end of guidance
-	Raising 2016 revenue guidance to $164 - $166 million, representing an increase of 12% at the midpoint
-	Raising 2016 adjusted EPS guidance to $1.22 - $1.26, representing an increase of 12% at the midpoint, with corresponding 2016 GAAP EPS guidance of $0.94 - $0.98

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2016.

Worldwide revenue increased 10% from the second quarter of 2015 to $41.2 million, in the top half of the company’s revenue guidance range of $40.5 million to $41.5 million.  Excluding for comparison purposes the $3 million of GuideLiner® V3 launch inventory sold to Japan Lifeline in the second quarter of 2015, worldwide revenue in the second quarter of 2016 increased 18%.

U.S. revenue increased 16% to $33.3 million. As expected, and solely due to the launch inventory sales to Japan Lifeline in the comparable quarter of 2015, international revenue declined 11% to $7.9 million.  Excluding Japan, international revenue increased 29%.

Gross margin was 65.3% compared to 66.3% in the year-ago second quarter. The decrease in gross margin was primarily due to the write-off of $0.4 million of raw material from the discontinuation of the company’s thrombin-based products in European markets as the result of substantial regulatory requirements for continued commercialization.  Gross margin is expected to rise to between 65.5% and 66.5% for the full year 2016 as the result of improved manufacturing efficiencies with recently launched products, subject to variations in the geographic and product mix of sales.

Operating earnings on a GAAP basis were $6.9 million, representing an operating margin of 17%. Operating earnings on a GAAP basis in the year-ago second quarter were $5.6 million, which represented an operating margin of 15%. During the second quarter of 2016, $0.5 million of residual legal expenses were incurred in connection with the Short Kit litigation, compared to $2.3 million of Short Kit legal expenses incurred in the year-ago second quarter. The residual Short Kit litigation expenses incurred in the second quarter of 2016 related primarily to delayed billing through outside law firms of litigation support expenses.  As a result of the complete and final acquittal by the jury’s verdict in February 2016, no further legal expenses are expected to be incurred in the Short Kit matter.

Adjusted earnings per diluted share (EPS) during the second quarter, which excludes the legal expenses incurred in connection with the Short Kit litigation, was $0.33 compared to adjusted EPS in the year-earlier second quarter of $0.29. GAAP earnings per diluted share (EPS) in the second quarter was $0.31, at the top end of the company’s guidance of $0.29 to $0.31, compared to $0.21 in GAAP EPS in the second quarter of 2015.

“We are pleased to report another very strong quarter of revenue and earnings growth,” said Howard Root, CEO of Vascular Solutions.  “We are excited about the steady performance of our business and the continued progress with our pipeline, especially our top-priority long-term development program for RePlas™ freeze-dried plasma in collaboration with the United States Army.  Despite the tough quarterly comparison for our top-selling product GuideLiner in Japan due to our distributor’s inventory stocking in 2015, we still generated double-digit revenue growth in the quarter and remain on track to deliver our 13th consecutive year of better than 10% revenue growth.  With the distractions and expenses of the Short Kit litigation completely behind us, we have now resumed our growth in operating leverage that is built into our business model, and we are filling out our product pipeline to sustain our long term growth.”

Second Quarter Revenue by Product

During the second quarter of 2016, the following eight products represented 79% of Vascular Solutions’ worldwide revenue and grew by a combined 12% over the second quarter of 2015 (23% excluding Japan):

		Second Quarter Revenue (dollars in 000s)
Product	Primary Market	2016	2015	% Increase (Decrease)
GuideLiner catheters	Interventional cardiology	$12,104	$12,272	(1%)
Micro-introducer kits	Interventional radiology	3,704	2,986	24%
Turnpike® catheters	Interventional cardiology	3,377	650	419%
Pronto® catheters	Interventional cardiology	3,297	3,724	(11%)
Vein catheter reprocessing	Phlebology	2,981	3,048	(2%)
Hemostatic patches	Interventional cardiology	2,897	2,949	(2%)
Radial access products	Interventional cardiology	2,261	1,873	21%
Langston® catheter	Interventional cardiology	1,966	1,689	16%
Top 8 products		$32,587	$29,191	12%
Excluding Japan
GuideLiner catheters		$11,719	$9,239	27%
Top 8 products		$32,202	$26,158	23%

As expected, GuideLiner catheter second quarter sales were down 1% on a year-over-year basis to $12.1 million, due solely to $3 million in launch inventory sales in the year-ago second quarter to the company’s Japanese distribution partner Japan Lifeline.  U.S. sales of GuideLiner increased 25% to $8.1 million, while international sales excluding Japan grew 31% to $3.6 million. “GuideLiner usage in Japan increased nicely in the second quarter, and sales to our Japanese distribution partner are expected to jump substantially in the fourth quarter as their launch inventory becomes exhausted,” Mr. Root commented. “Beyond Japan, the healthy trends in our GuideLiner sales remain intact, underscoring the continued role of GuideLiner as a growth-driver for the company. Now in its seventh year on the market, GuideLiner’s use continues to broaden as we expand the product’s clinical and geographic reach at a time when the number of complex interventional procedures is rising substantially.”

Micro-introducer kit second quarter sales grew by 24% over the second quarter of 2015 to $3.7 million. “Vascular Solutions sells a wide variety of micro-introducer kits and in recent years has focused on transitioning to internal manufacturing, cost reductions, and product line expansion,” commented Mr. Root.  “This strategy continues to work very well for us, resulting in a combination of lower prices for our customers and increased gross margins and higher market share for Vascular Solutions.”

Turnpike catheter second quarter sales were $3.4 million, an increase of more than 400% from $650,000 in the second quarter of 2015.  “We launched the original version of Turnpike during the first quarter of 2015 and the low profile version in the first quarter of 2016,” commented Mr. Root.  “Sales have continued to ramp above our expectations, making Turnpike our most successful new internally developed product since the introduction of the GuideLiner seven years ago.  Both products are emblematic of our commitment to develop clinically innovative devices to meet the needs of physicians who perform the most challenging interventional procedures.  We now view the Turnpike product line as at least a $30 million sales opportunity for Vascular Solutions.”

Pronto catheter second quarter sales were $3.3 million, representing a decline of 11% from the second quarter of 2015. “The market for extraction catheters is mature, with physicians more selective in their use of aspiration catheters and significant price erosion in the market,” Mr. Root said. “However, due to the market removal of a competitive product late in the first quarter, we have begun to see our Pronto sales stabilize, and sales were essentially flat on a sequential basis in the second quarter. We believe the distinct design features and clinical benefits of Pronto will continue to make it a leader in this market for many years.”

Vein catheter reprocessing second quarter revenue was $3.0 million, a decline of 2% from the second quarter of 2015. “We are now in our fifth year on the market, and we continue to advance the penetration of our reprocessing service for the leading vein ablation device,” commented Mr. Root.  “From this point forward, we expect to make gradual progress toward achieving the market opportunity of $20 million in annual revenue from this segment of our business.”

Hemostatic patch second quarter sales were $2.9 million, representing a decrease of 2% from the second quarter of 2015. “The U.S. market for hemostatic patches is very price-sensitive and continues to shift away from the femoral artery toward radial artery access,” Mr. Root said. “Our D-Stat Dry and other thrombin-based patch products remain leaders in the mature market for femoral patches, but these products long-ago stopped being a growth driver for us, and we are now focusing for growth on our newer products that address the rapidly expanding radial artery access market in the U.S.”

Radial artery access products second quarter sales totaled $2.3 million, an increase of 21% from the second quarter of 2015. Products in this category include radial hemostasis bands, wrist positioning devices, arm boards, and introducer sheaths. “Vascular Solutions several years ago was early in identifying radial artery access as a substantial U.S. market opportunity and started developing and assembling a portfolio of products that now are resulting in substantial sales growth,” Mr. Root said.  “This strategy is still in its rapid growth phase, and we expect substantial increases in sales of our radial artery access products over the next several years, particularly with our VSI Radial™ introducer sheaths.”

Langston catheter second quarter sales were $2.0 million, an increase of 16% from the second quarter of 2015. “With the growth in percutaneous aortic valve replacement procedures, we are seeing continued strong sales of the Langston, a product we launched 12 years ago, due to its impressive clinical utility,” Mr. Root said.

Financial Guidance

Vascular Solutions is raising its guidance for 2016 net revenue to a range of $164 million to $166 million. The mid-point of this range represents a 12% increase from net revenue of $147.2 million in 2015. The company’s previous guidance for 2016 net revenue was a range of $163 million to $166 million.

Vascular Solutions also is raising its 2016 adjusted earnings guidance to a range of $1.22 to $1.26 per share. The mid-point of this range represents a 12% increase from adjusted EPS of $1.11 in 2015.  The company’s previous guidance for 2016 adjusted EPS was a range of $1.19 to $1.23 per share. The raised adjusted 2016 EPS guidance corresponds to a GAAP earnings guidance of $0.94 - $0.98, reflecting $7.4 million in Short Kit litigation expenses that were incurred during the first and second quarters combined. GAAP EPS in 2015 was $0.58.  Included in the company’s 2016 earnings guidance are $4.5 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, and an assumed tax rate of approximately 30%, reflecting the benefits of a new tax accounting pronouncement (Accounting Standard Update 2016-09) requiring restricted share vesting and stock option exercise expenses to be recognized in GAAP earnings calculations.

For the third quarter of 2016, Vascular Solutions is providing guidance for net revenue of between $41.0 million and $42.0 million, which at the mid-point represents growth of 12% from $37.0 million in the third quarter of 2015.

For the third quarter of 2016, Vascular Solutions is providing guidance for GAAP net earnings of between $0.29 and $0.31 per fully diluted share, compared to GAAP net earnings of $0.16 in the third quarter of 2015. The company’s net earnings guidance for the third quarter of 2016 includes $0.9 million in non-cash stock-based compensation, $0.4 million in amortization of intangibles, and an assumed effective income tax rate of approximately 34%.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the second quarter of 2016 with $35.0 million in cash and cash equivalents, compared to $31.0 million in cash and cash equivalents at March 31. During the second quarter, the company used $4.6 million for investing activities, including $4.1 million in capital expenditures related to facility renovations and the purchase of computer and manufacturing equipment and $0.5 million for the acquisition of licensing rights to a potential future product. During the second quarter, the company did not purchase any shares of its common stock under its share repurchase program and currently has approximately $17.4 million under the existing authorization, which expires September 30, 2016. The company has no long-term debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live webcast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Monday, August 1, 2016, by dialing 888-203-1112 and entering conference ID# 48871135.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Monday, August 1, 2016. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Revenue:
Product revenue	$41,063	$37,398	$80,305	$71,839
License, royalty and collaboration revenue	124	152	260	322
Total revenue	41,187	37,550	80,565	72,161

Product costs and operating expenses:
Cost of goods sold	14,298	12,660	27,869	23,956
Collaboration expenses	13	46	40	100
Research and development	5,031	4,202	10,058	8,270
Clinical and regulatory	2,153	1,605	4,150	3,086
Sales and marketing	9,596	8,461	19,240	17,193
General and administrative	2,839	4,129	12,438	8,907
Medical device excise taxes	-	395	-	770
Amortization of purchased technology and intangibles	404	404	808	808
Operating earnings	6,853	5,648	5,962	9,071

Other earnings	32	14	48	42
Earnings before income taxes	6,885	5,662	6,010	9,113

Income tax expense	(1,482)	(1,935)	(863)	(3,179)
Net earnings	$5,403	$3,727	$5,147	$5,934

Net earnings per share - basic	$0.31	$0.22	$0.30	$0.35
Weighted average shares used in calculating - basic	17,179	17,018	17,151	16,995
Net earnings per share - diluted	$0.31	$0.21	$0.29	$0.33
Weighted average shares used in calculating - diluted	17,656	17,996	17,624	17,946

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$35,008	$41,491
Accounts receivable, net	21,815	19,121
Inventories	24,059	22,105
Prepaid expenses and other	3,940	4,361
Total current assets	84,822	87,078
Property, plant and equipment, net	39,103	34,508
Goodwill	10,062	10,045
Intangible assets and other, net	8,145	8,445
Deferred tax assets, net of liabilities	6,535	4,797
Total assets	$148,667	$144,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$14,483	$16,657

Long-term deferred tax liabilities	74	72
Total long-term liabilities	74	72

Shareholders’ equity:
Total shareholders’ equity	134,110	128,144
Total liabilities and shareholders’ equity	$148,667	$144,873

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS RECONCILIATION
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP operating earnings	$6,853	$5,648	$5,962	$9,071
Legal expenses incurred in Short Kit litigation (a)	$484	$2,270	$7,368	$4,703
Non-GAAP adjusted operating earnings	$7,337	$7,918	$13,330	$13,774
GAAP net earnings per share - diluted	$0.31	$0.21	$0.29	$0.33
Legal expenses incurred in Short Kit litigation, per share (b)	$0.02	$0.08	$0.28	$0.17
Non-GAAP adjusted net earnings per share - diluted	$0.33	$0.29	$0.57	$0.50

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS GUIDANCE RECONCILIATION
(unaudited)

	Three Months Ending September 30, 2016	Twelve Months Ending December 31, 2016
Projected GAAP net earnings per share - diluted	$0.29 to $0.31	$0.94 to $0.98
Legal expenses incurred in Short Kit litigation (b)	$--	$0.28
Projected non-GAAP adjusted net earnings per share - diluted	$0.29 to $0.31	$1.22 to $1.26

(a)	Consisting of legal expenses incurred in connection with the Short Kit litigation. See the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other recent filings with the Securities and Exchange Commission for details.

(b)	Consisting of legal expenses, net of taxes, incurred in connection with the Short Kit litigation.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of 90 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.  All listed trademarks are the property of Vascular Solutions, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, product line revenues, product line market position, gross margin, manufacturing efficiencies, operating leverage, legal expenses, earnings per share, adjusted earnings per share, non-cash stock-based compensation, amortization of intangibles, and income tax rate. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to governmental enforcement actions, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share for the three and six months ended June 30, 2016 and the three and six months ended 2015, adjusted for the effects of legal fees incurred in connection with the Short Kit litigation.  In addition, we are providing non-GAAP financial guidance for the year ending December 31, 2016 adjusted for the $7.4 million in legal expenses incurred during the first half of 2016 in connection with the Short Kit litigation. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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